March 6, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated March 6 2013 of Cotton Bay Holdings Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 (a) insofar as they relate to our firm.

Yours very truly,

/s/ Lake & Associates, CPA's LLC
Lake & Associates, CPA's LLC
Schaumburg, Illinois